Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G dated October 9, 2026 relating to the Ordinary Shares, par value of NIS 0.00001 per share, of Cellebrite DI Ltd. shall be filed on behalf of the undersigned.

PERTENTO PARTNERS LLP

By:	/s/ Eduardo Marques
Name: Eduardo Marques
Title: Managing Partner

PERTENTO ADVISORS LLC

By:	/s/ Eduardo Marques
Name: Eduardo Marques
Title: Authorized Person

EDUARDO MARQUES

By:	/s/ Eduardo Marques